Exhibit 4.6(b)

THIRD SUPPLEMENTAL INDENTURE

dated as of December 6, 2007

among

EQUISTAR CHEMICALS, LP

EQUISTAR FUNDING CORPORATION,

as Issuers

and

THE BANK OF NEW YORK,

as Trustee

__________________________

8.750 % Notes due 2009

THIS THIRD SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), entered into as of December 6, 2007, among Equistar Chemicals, LP, a Delaware limited partnership (“Equistar”), Equistar Funding Corporation, a Delaware corporation (“Equistar Funding” and, together with Equistar, the “Issuers”) and THE BANK OF NEW YORK, as trustee (the “Trustee”).

RECITALS

WHEREAS, the Issuers, and the Trustee entered into the Indenture, dated as of January 15, 1999, as amended, supplemented or otherwise modified to date (the “Indenture”), relating to the Issuers 8.750 % Senior Secured Notes due 2012 (the “Notes”);

WHEREAS, Section 9.02 of the Indenture provides that, subject to certain conditions, the Issuers and the Trustee may amend or supplement the Indenture with the written consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Notes; and

WHEREAS, pursuant to the Issuers’ Offer to Purchase and Consent Solicitation Statement dated November 20, 2007 (the ‘Offer to Purchase”), the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Notes has been obtained to amend Sections 4.03, 4.04, 4.05, 4.06, 4.08, 4.09, 5.01, and 6.01 of the Indenture as set forth below.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and intending to be legally bound, the parties hereto hereby agree as follows:

AGREEMENT

SECTION ONE

1.1	Capitalized terms used herein and not otherwise defined herein have the respective meanings assigned to such terms in the Indenture.

1.2
The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture. The recital contained in the third paragraph of the recitals herein is deemed to be that of the Issuers.

SECTION TWO

2.1	Section 4.03 of the Indenture shall be deleted in its entirety and replaced by the following:

[Intentionally Omitted]

2.2	Section 4.04 of the Indenture shall be deleted in its entirety and replaced by the following:

[Intentionally Omitted].

2.3	Section 4.05 of the Indenture shall be deleted in its entirety and replaced by the following:

[Intentionally Omitted].

2.4	Section 4.06 of the Indenture shall be deleted in its entirety and replaced by the following:

[Intentionally Omitted].

2.5	Section 4.08 of the Indenture shall be deleted in its entirety and replaced by the following:

[Intentionally Omitted].

2.6	Section 4.09 of the Indenture shall be amended to read in its entirety as follows:

[Intentionally Omitted]

2.7	Section 5.01 of the Indenture shall be amended to read in its entirety as follows:

Section 5.01. Consolidation, Merger and Sale of Assets

Each of the Issuers may not consolidate with or merge into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to, any Person, unless each of the following conditions is satisfied.

(a)  [Intentionally Omitted].

(b)  Either (i) the applicable Issuer shall be the continuing partnership or corporation, as applicable, or (ii) the entity formed by such consolidation or into which the applicable Issuer is merged, or the Person to which such properties and assets will have been conveyed, transferred or leased, assumes the applicable Issuer's obligation as to the due and punctual payment of the principal of (and premium, if any, on) and  interest, if any, on the Securities and the performance and observance of every covenant to be performed by the applicable Issuer hereunder; any such entity will be organized under the laws of the United States, one of the States thereof or the District of Columbia; and

The Issuers have delivered to the Trustees an Officers' Certificate and Opinion of Counsel stating that the transaction complies with these conditions.

In the event of any transaction described in this Section 5.01, if any Restricted Property would thereupon become subject to any Lien, the Securities will be secured, as to such Restricted Property, equally and ratably with (or prior to) the Debt that upon the occurrence of such transaction would become secured by such Lien, unless such Lien could be created under this Indenture without equally and ratably securing such Securities.

2.8	Section 6.01 of the Indenture shall be amended to read in its entirety as follows:

Section 6.01                                 Events of Default.

Unless either inapplicable to a particular series or specifically deleted or modified in or pursuant to the supplemental indenture or Resolution establishing such series of Securities or in the form of Security for such series, an “Event of Default,” wherever used herein with respect to Securities of any series, occurs if:

(1)           the Issuers default in the payment of interest on or any Additional Amounts with respect to any Security of that series when the  same becomes due and payable and such default continues for a period of 30 days;

(2)           the Issuers default in the payment of (A) the principal of any Security of that series at its Maturity or (B) premium (if any) on any Security of that series when the same becomes due and payable; or

(3)           [Intentionally Omitted].

(4)           [Intentionally Omitted].

(5)           [Intentionally Omitted].

(6)           a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that remains unstayed and in effect for 90 days and that:

(A)           is for relief against either of the Issuers as debtor in an involuntary case,

(B)           appoints a Bankruptcy Custodian of either of the Issuers or a Bankruptcy Custodian for all or substantially all of the property of either of the Issuers, or

(C)           orders the liquidation of either of the Issuers; or

(D)           any other Event of Default provided with respect to Securities of that series occurs.

The term “Bankruptcy Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

The Trustee shall not be deemed to know or have notice of a Default unless a Trust Officer at the Corporate Trust Office of the Trustee receives written notice at the Corporate Trust Office of the Trustee of such Default with specific reference to such Default.

When a Default is cured, it ceases.

Notwithstanding the foregoing provisions of this Section 6.01, if the principal of, premium or interest on or Additional Amounts with respect to any Security is payable in a currency or currencies (including a composite currency) other than Dollars and such currency or currencies are not available to the Issuers for making payment thereof due to the imposition of exchange controls or other circumstances beyond the control of the Issuers (a “Conversion Event”), the Issuers will be entitled to satisfy their obligations to Holders of the Securities by making such payment in Dollars in an amount equal to the Dollar equivalent of the amount payable in such other currency, as determined by the Issuers by reference to the Exchange Rate on the date of such payment, or, if such rate is not then available, on the basis of the most recently available Exchange Rate.  Notwithstanding the foregoing provisions of this Section 6.01, any payment made under such circumstances in Dollars where the required payment is in a currency other than Dollars will not constitute an Event of Default under this Indenture.

Promptly after the occurrence of a Conversion Event, the Issuers shall give written notice thereof to the Trustee; and the Trustee, promptly after receipt of such notice, shall give notice thereof in the manner provided in Section 10.02 to The Holders.  Promptly after the making of any payment in Dollars as a result of a Conversion Event, the Issuers shall give notice in the manner provided in Section 10.02 to the Holders, setting forth the applicable Exchange Rate and describing the calculation of such payments.

A Default under this Section 6.01 is not an Event of Default until the Trustee notifies the Issuers, or the Holders of at least 25% in principal amount of the then outstanding Securities of the series affected by such Default notify the Issuers and the Trustee, of the Default, and the Issuers fails to cure the Default within 90 days after receipt of the notice. The notice must specify the Default, demand that it be remedied and state that the notice is a “Notice of Default.”

2.9
Deletion of Certain Definitions.  Notwithstanding any provision in the Indenture to the contrary, the definition in the Indenture of each capitalized term that occurs only within sections of the Indenture that are intentionally omitted pursuant to this Supplemental Indenture (the “Indenture Deleted Provisions”), as in effect prior to the execution of this Supplemental Indenture, shall be of no further force or effect.

2.10
Deletion of Certain Cross-References.  Notwithstanding any provision in the Indenture to the contrary, each cross-reference to the Indenture Deleted Provisions, as in effect prior to the execution of this Supplemental Indenture, shall be of no further force or effect.

SECTION THREE

The Notes include certain of the foregoing provisions from the Indenture. Upon the operative date of the Supplemental Indenture, such provisions from the Notes shall be deemed deleted or amended as applicable.

SECTION FOUR

Notwithstanding an earlier execution date, the provisions of this Supplemental Indenture shall not become operative until the time and date upon which Equistar notifies the tender agent for the Notes, D. F. King & Co., Inc., that more than 50% in aggregate principal amount of the Outstanding Notes are accepted for purchase pursuant to the terms of the Offer to Purchase.

SECTION FIVE

This Supplemental Indenture shall be governed by and construed in accordance with the internal laws of the State of New York.

SECTION SIX

This Supplemental Indenture may be signed in various counterparts which together shall constitute one and the same instrument.

SECTION SEVEN

This Supplemental Indenture is an amendment to the Indenture.  The Indenture and this Supplemental Indenture shall henceforth be read together.

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IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Supplemental Indenture or have caused this Supplemental Indenture to be duly executed on their respective behalf by their respective officers thereunto duly authorized, as of the day and year first written above.

EQUISTAR CHEMICALS, LP

By:           /s/ Charles L. Hall
               Name:   Charles L. Hall
     Title:     Vice President, Controller
                     and Chief Accounting Officer

EQUISTAR FUNDING CORPORATION

By:           /s/ Gerald A. O'Brien, Vice President
                Name:   Gerald A. O'Brien
                Title:     Vice President, General
                              Counsel and Secretary

THE BANK OF NEW YORK, as Trustee

By:           /s/ Robert A. Massimillo
Name:  Robert A. Massimillo
Title:    Vice President